Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-188467) pertaining to the Cyan, Inc. 2006 Stock Plan and the Cyan, Inc. 2013 Equity Incentive Plan of our report dated March 25, 2014, with respect to the consolidated financial statements of Cyan, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2013.
/s/ Ernst & Young LLP
Redwood City, California
March 25, 2014